SECOND AMENDED AND RESTATED
OPERATING AGREEMENT

OF

UNITY BUSINESS NETWORKS, L.L.C.,
an Arizona limited liability company

DATED: July 25, 2007

-i-

6.8	Managers Have No Exclusive Duty to Company	27
6.9.	Resignation	27
6.10.	Removal	28
6.11.	Vacancies	28
6.12.	Compensation and Expenses	28
6.13.	Books and Records	28
6.14.	Access to Books and Records	29
6.15.	Returns and Other Elections	29
6.16.	Fiscal Year	29
6.17.	Reports	29
6.18.	Tax Matters Partner	29
6.20	Management Fee	29
6.21	Chairman of the Board.	30

Section VII Members		30
7.1.	Meetings	30
7.2.	Place of Meetings	30
7.3.	Notice of Meetings	30
7.4.	Meeting of All Members	30
7.5.	Record Date	30
7.6.	Quorum	30
7.7.	Voting Rights of Members	31
7.8.	Manner of Acting	31
7.9.	Proxies	31
7.10.	Action by Members without a Meeting	31
7.11.	Telephonic Communication	31
7.12.	Waiver of Notice	31
7.13	Names and Addresses of Members	32
7.14	Voting Agreement	32

Section VIII Transfers and Withdrawals		33
8.1.	Transfers	33
8.2.	Withdrawal	33
8.3.	Right of First Refusal	33
8.4	Option on Death or Bankruptcy	34
8.5	Conditions of Transfer	35
8.6	No Transfer of Membership Rights	35
8.7	Substitute and Additional Members	35
8.8	Distributions on Withdrawal	36

Section IX Dissolution and Termination		36
9.1	Dissolution	36
9.2	Distributions and Other Matters	36
9.3	Deficit Capital Accounts	37
9.4	Rights of Interest Holders—Distributions of Property	37
9.5	Articles of Termination	37

-ii-

Section X Other Interests of an Interest Holder or a Manager		37
10.1	Other Interests Permitted	37
10.2	Non-Competition/Non-Disclosure/Non-Solicitation Provisions	38

Section XI Indemnity		41
11.1	Indemnity Rights	41
11.2	Notice and Defense	41
11.3	Expenses	42
11.4	Other Sources	42
11.5	Survival	42

Section XII Miscellaneous		42
12.1	Notices	42
12.2	Bank Accounts	42
12.3	Partial Invalidity	42
12.4	Governing Law; Parties in Interest	43
12.5	Amendment	43
12.6	Execution in Counterparts	43
12.7	Titles and Captions	43
12.8	Pronouns and Plurals	43
12.9	Waiver of Action for Partition	43
12.10	Entire Agreement	43
12.11	Estoppel Certificate	43

Section XIII Arbitration		43

Section XIV Agreement of Spouses of Members		44

EXHIBITS:

Exhibit A	—	Members, Capital Contribution, Percentage Interests and Shares
Exhibit B	—	Purchase Price Determination Pursuant to Section 7.4
Exhibit C	—	MT Note
Exhibit D	—	Percentage Interests and Common Share Ownership after MT Loan Paid in Full

-iii-

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
UNITY BUSINESS NETWORKS, L.L.C.
an Arizona limited liability company

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of the __ day of July, 2007, by and among (a) each of the persons and/or entities listed on Exhibit A and executing this Agreement or a counterpart thereof as Members, and (b) each of the persons executing this Agreement or a counterpart thereof as Managers, of UNITY BUSINESS NETWORKS, L.L.C., an Arizona limited liability company (the “Company”).

WHEREAS, the Company was formed on October 1, 2003, and the Company and its initial Members entered into that certain Operating Agreement of the Company, dated October 1, 2003, which original operating agreement was subsequently amended and restated pursuant to the Amended and Restated Operating Agreement of the Company dated as of February 28, 2007 (collectively, the “Original Agreement”);

WHEREAS, the Company and Zoom Technologies, Inc., a Delaware corporation (the “Purchaser”) have entered into that certain Series A Preferred Share Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Purchaser will purchase and the Company will issue and sell to Purchaser Series A Preferred Shares;

WHEREAS the Company, the Purchaser, and the holders of the Company’s common shares have entered into that certain Investor’s Rights Agreement, dated as of the date hereof (the “Investor’s Rights Agreement”), which agreement sets forth the various rights of the Series A Preferred Shares, including registration rights, information rights and rights to participate in future share issuances;

WHEREAS, the Company and the Purchaser have entered into that certain Option Agreement, dated as of the date hereof (the “Option Agreement”), pursuant to which the Purchaser is granted an option to purchase the remaining ownership interests in the Company upon the terms and conditions set forth in the Option Agreement; and

WHEREAS, in connection with the Purchase Agreement, the Members and the Company desire to amend and restate in its entirety the Original Agreement to reflect certain changes in the capital structure and management of the Company and to create the Series A Preferred Shares and prescribe the rights and preferences of the Series A Preferred Shares.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, the Members and Managers hereby agree as follows:

Section I

Formation; Name and Office; Purpose; Partnership Treatment

1.1 Formation. Pursuant to the Arizona Limited Liability Company Act, A.R.S. Sections 29-601 through 29-857 (the “Act”), the parties have formed an Arizona limited liability company effective upon the filing of the Articles of Organization of this Company (the “Articles”) with the Arizona Corporation Commission. The parties have executed this Agreement to serve as the “Operating Agreement” of the Company, as that term is defined in A.R.S. Section 29-601(12), and subject to any applicable restrictions set forth in the Act, the business and affairs of the Company and the relationships of the parties to one another shall be operated in accordance with and governed by the terms and conditions set forth in this Agreement. The parties agree to execute all amendments of the Articles, and do all filing, publication, and other acts as may be appropriate from time to time hereafter to comply with the requirements of the Act.

1.2 Name and Registered Office. The Company shall be conducted under the name of UNITY BUSINESS NETWORKS, L.L.C., and the registered office of the Company, as registered with the Arizona Secretary of State, shall be at 1313 North 25th Ave., Phoenix, AZ 85009, or such other place as the Board may from time to time determine.

1.3 Purpose. The purpose and business of the Company shall be to transact the business of internet voice-mail and phone services to small business through voice over IP, and any other related activities. The Company shall have the power to do any and all acts and things necessary, appropriate, or incidental to the furtherance of such purpose. The Company may engage in other business or acquire other assets only on the vote of a Majority in Interest of the Members.

1.4 Treatment as a Partnership. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes, but that the Company shall not be operated or treated as a partnership for purposes of the federal bankruptcy code. No Member or Manager shall take any action inconsistent with this intent.

1.5 Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company is required to so qualify or register by reason of the nature of the business conducted by the Company in such jurisdiction. The Board shall cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company is required to so qualify. The Board shall cause the Company to withdraw or cancel its qualification, formation or registration under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company ceases to transact business. The Board shall cause the execution, delivery and filing of any certificates and other required documents necessary for the Company to withdraw its authority to do business in any jurisdiction in which the Company ceases to conduct business.

Section II

Definitions

The following terms shall have the meanings set forth in this Section II:

“AAA” has the meaning set forth in Section XIII.

“Acquisition” means (i) any consolidation or merger of the Company with or into any other corporation or other entity, or any other limited liability company reorganization, in which the members of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity (or in the event stock or ownership interests of an Affiliate are issued in such transaction, less than fifty percent (50%) of the voting power of such Affiliate) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred; provided, however, that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, (y) any Company Conversion, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

“Act” means the Arizona Limited Liability Company Act, A.R.S. Sections 29-601 through 29-857, as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Book Value” means with respect to Company Property, the Property's Initial Book Value with the adjustments required under this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)
the Capital Account shall be increased by the amounts which the Interest Holder is obligated to restore under this Agreement or is deemed obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder's share of Minimum Gain and Member Minimum Gain); and

(ii)	the Capital Account shall be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith.

“Affiliate” means, with respect to any Interest Holder or Manager, any Person: (i) who is a member of the Interest Holder's or Manager's Family; (ii) which owns more than fifty percent (50%) of the voting or economic interests in the Interest Holder or Manager; (iii) in which the Interest Holder or Manager owns more than fifty percent (50%) of the voting or economic interests; or (iv) in which more than fifty percent (50%) of the voting or economic interests are owned by a Person who has a relationship with the Interest Holder or Manager described in clause (i), (ii), or (iii) above.

“Articles” has the meaning set forth in Section 1.1.

“as converted basis” of the Preferred Shares means that, the Preferred Shares shall be treated as that number of Common Shares issuable upon conversion thereof, as determined in accordance with Section 4.3.

“Asset Transfer” means a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the exclusive licensing of substantially all of the Company’s intellectual property.

“Board” means the Board of Managers of the Company, which shall be composed of the persons appointed for such purpose under Section 6.2 and any other person that succeeds such person in that capacity.

“Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the provisions of Section III.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by an Interest Holder, net of liabilities secured by the contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Board. Cash Flow shall be increased by the reduction of any reserve previously established.

“Change of Control” means any Acquisition or Asset Transfer.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Common Member” means any holder of Common Shares, but solely in its capacity as a holder of Common Shares, without giving effect to the conversion features of any Preferred Shares or other securities until converted in accordance with the terms and provisions thereof or this Agreement.

“Common Member Shares” has the meaning set forth in Section 7.14.1.1.

“Company Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(b)(2) and Section 1.704-2(d) for “partnership minimum gain.”

“Company Offer Period” has the meaning set forth in Section 8.3.2.

“Common Percentage Interest(s)” means with respect to a Member’s Percentage Interest of all outstanding Common Shares, the quotient obtained by dividing the number of Common Shares held by such Member by the total number of outstanding Common Shares.

“Common Share Equivalents” has the meaning set forth in Section 4.3.2.

“Common Shares” means those Shares designated as such by the Board and having those rights specified in Section 3.1.

“Company Conversion” means (i) the conversion of the Company’s business form from a limited liability company to a corporation, (ii) the merger of the Company with or into a new or previously-established but dormant corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those associated with its formation and initial capitalization, or (iii) the contribution of the assets and liabilities of the Company to a corporation in exchange for one class of common stock in such corporation, followed by a liquidation of the Company and a distribution of such corporation’s common stock to the members of the Company.

“Conditions of Transfer” has the meaning set forth in Section 8.5.

“Confidential Information” has the meaning set forth in Section 10.2.1.

“Conversion Price” means the Series A Original Issue Price for the applicable Preferred Shares, as adjusted pursuant to Section 4.3.

“Conversion Rights” has the meaning set forth in Section 4.3.

“Covered Person” has the meaning set forth in Section 11.1.

“Event of Withdrawal” means those events and circumstances listed in Section 29-733 of the Act other than subparagraphs 4 or 5 thereof.

“Exempt Transfers” means the following Transfers: (1) the pledge of the Company’s membership interests pursuant to the MT Pledge Agreement; and (2) the transfer of the Common Shares to the Preferred Member in connection with the Preferred Member’s exercise of the Option.

“Family” means a Person's spouse, lineal ancestors or descendants by birth or adoption, siblings, and trusts for the benefit of such Person or any of the foregoing individuals.

“Fiscal Year” means the fiscal year of the Company, as determined under Section 6.16.

“Founder” has the meaning set forth in Section 10.2.4.1.

“Free Transfer Period” has the meaning set forth in Section 8.3.5.

“Interest” means a Person's share of the Profits and Losses (and specially allocated items of income, gain, and deduction) of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Initial Book Value” means, with respect to Property contributed to the Company by an Interest Holder, the Property's fair market value at the time of contribution and, with respect to all other Property, the Property's adjusted basis for federal income tax purposes at the time of acquisition.

“Investor Shares” has the meaning set forth in Section 7.14.1.2.

“Investor’s Rights Agreement” has the meaning set forth in the Recitals hereto.

“Liquidation Event” means the occurrence of any of the following events: a liquidation, dissolution, or winding up of the Company, its business or its affairs, whether voluntary or not and including pursuant to Section IX herein.

“Loss” see definition of “Profit” and “Loss” below.

“Majority Owner” means Anthony Sheesley, but only prior to the repayment in full of the MT Note, whereupon this definition will no longer apply.

“Majority in Interest” means one or more Members who own, collectively, a simple majority of the Percentage Interests held by Members.

“Manager” means that person or those persons designated as such pursuant to Section VI of this Agreement.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a Member (whether a Common Member or a Preferred Member) of the Company, until such time as an Event of Withdrawal has occurred with respect to such Member.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations for “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse deductions.”

“Member Offer Period” has the meaning set forth in Section 8.3.4.

“Membership Rights” means all of the rights of a Member in the Company, including a Member's: (i) Interest, (ii) right to inspect the Company's books and records, and (iii) right to vote on matters coming before the Company.

“MT” has the meaning set forth in Section 3.2.3.

“MT Note” has the meaning set forth in Section 3.2.3.

“MT Pledge Agreement” means that certain Pledge of Limited Liability Company Interests in Unity Business Networks, L.L.C., dated as of October 1, 2003, among the MT Family Limited Partnership and Anthony Sheesley, Gregory Menard and Robert Paulsen.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions shall be determined according to the provisions of Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Offer” has the meaning set forth in Section 8.3.1.3.

“Option” has the meaning set forth in Section 4.8 hereof.

“Option Agreement” has the meaning set forth in the Recitals hereto.

“Original Agreement” has the meaning set forth in the Recitals hereto.

“Percentage Interest” means, as to a Member or an Interest Holder, the quotient obtained by dividing the number of Shares held by such Member or Interest Holder (on an as converted basis) by the total number of outstanding Shares (on an as converted basis).

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Preferred Member” means any holder of Preferred Shares, but solely in its capacity as a holder of Preferred Shares.

“Preferred Shares” means the Series A Preferred Shares.

“Profit” and “Loss” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)	all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)	any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing Profit or Loss;

(iii)
any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be included in computing Profit or Loss;

(iv)
if the Adjusted Book Value of Company Property differs from its adjusted basis for federal income tax purposes, then gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Adjusted Book Value of the Property disposed of rather than the adjusted basis of the property for federal income tax purposes;

(v)
if the Adjusted Book Value of Company Property differs from its adjusted basis for federal income tax purposes, then in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, the depreciation, amortization (or other cost recovery deduction) shall be an amount that bears the same ratio to the Adjusted Book Value of such Property as depreciation, amortization (or other cost recovery deduction) computed for federal income tax purposes for such period bears to the adjusted tax basis of such Property. If the Property has a zero adjusted tax basis, the depreciation, amortization (or other cost recovery deduction) of such Property shall be determined under any reasonable method selected by the Board; and

(vi)	any items which are specially allocated pursuant to Sections 5.2 and 5.3 hereof shall not be taken into account in computing Profit or Loss.

“Property” means all real and personal property (including cash) owned or subsequently acquired by the Company, and any improvements thereto, and all rights associated therewith.

“Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Purchaser” has the meaning set forth in the Recitals hereto.

“Regulation” see definition of Treasury Regulation below.

“Remaining Members” has the meaning set forth in Section 8.3.1.

“SAR Plan” means that certain Stock Appreciation Rights Plan of the Company dated October 1, 2005.

“Series A Manager” means any member of the Board who has been appointed by the holders of the Series A Preferred Shares pursuant to Section 6.2.

“Series A Liquidation Preference” means, with respect to any Series A Preferred Share, an amount equal to the Series A Original Issue Price, minus any distributions received by the Preferred Member with respect to the Series A Preferred Shares to date (other than distributions pursuant to Section 5.4.2).

“Series A Original Issue Date” means the date upon which the Series A Preferred Shares are first issued.

“Series A Original Issue Price” means $0.058388 per Series A Preferred Share, as adjusted for any combinations, splits, reorganizations, recapitalizations or the like or in respect of any Company Conversion.

“Series A Preferred Shares” means the Preferred Shares denominated as such by the Board and having those rights, privileges, preferences and limitations specified in Section IV.

“Share(s)” shall be the unit of measurement for determining a Person’s Interest in the Company, with each Share evidencing a proportional part of certain rights in the Company during its existence, and in the assets of the Company upon dissolution. All Interests in the Company shall be evidenced by Shares, which may be designated in one or more classes or series and with such rights, privileges, preferences and limitations as determined by the Board. If held by a Member, Shares evidence such Member’s Membership Rights; if held by an Interest Holder that is not a Member, Shares evidence Interest only. In the event of a Company Conversion, “Share(s)” shall instead mean and include the securities of the resulting corporation into which the relevant Shares of the Company are converted or for which they are exchanged in connection with such Company Conversion.

“Subject Shares” has the meaning set forth in Section 7.14.2.

“Substitute Member” has the meaning set forth in Section 8.7.

“Tax Distribution Amount” means, with respect to each Member, for any Fiscal Year, an amount equal to (i) the taxable income of the Company (including items that are separately stated under Code Section 702) allocated by the Company to such Member on the Company’s Federal income tax return for that year reduced by any taxable loss of the Company (including items that are separately stated under Code Section 702) allocated by the Company to such Member on the Company’s Federal income tax returns in prior years (and that have not been so applied to reduce the Tax Distribution Amount for any prior years), multiplied by (ii) the highest combined Federal, state and local income tax rate applicable to an individual in his or her state of residence or to a corporation in the state where it is domiciled or, in the case of a corporation, in any state in which the Company is engaged in business (after taking into account the deductibility of state and local income taxes for Federal income tax purposes) or, in the case of a Person treated as a “partnership” for Federal and state income tax purposes, to the individual and non-individual Persons that are the “partners” of such partnership for Federal and state income tax purposes, assuming all Members to be in the maximum federal and the highest applicable State income tax bracket.

“Tax Matters Partner” has the meaning set forth in Section 6.18.

“Transfer” means, when used as a noun, any voluntary or involuntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily or involuntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Transfer Notice” has the meaning set forth in Section 8.3.1.

“Transfer Purchase Price” has the meaning set forth in Section 8.3.1.3.

“Transferee” has the meaning set forth in Section 8.3.1.

“Transferee Offer” has the meaning set forth in Section 8.3.1.

“Transferor” has the meaning set forth in Section 8.3.1.

“Treasury Regulations” or “Regulations” means the income tax regulations, including any temporary regulations, promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Undistributed Tax Distribution Amount” means, on a given measurement date, for each Member (i) the Member’s cumulative share of the Tax Distribution Amount for the current and all prior Fiscal Years less (ii) any amounts actually distributed to the Member pursuant to Section 5.4 prior to the measurement date.

“Withdraw” or “Withdrawal” see definition of “Event of Withdrawal” above.

Section III

Capital Contributions; Shares

3.1 Capital Accounts. A Capital Account shall be maintained for each Interest Holder in accordance with the following provisions:

3.1.1 An Interest Holder's Capital Account shall be credited with the amount of money contributed by the Interest Holder to the Company; the fair market value of the Property contributed by the Interest Holder to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code); the Interest Holder's allocable share of Profit and items of income and gain specially allocated to the Interest Holder pursuant to Section V (other than Section 5.2); and the amount of Company liabilities that are assumed by the Interest Holder under Regulation Section 1.704-1(b)(2)(iv)(c);

3.1.2 An Interest Holder's Capital Account shall be debited with the amount of money distributed to the Interest Holder; the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed Property that the Interest Holder is considered to assume or take subject to under Section 752 of the Code); the Interest Holder's allocable share of Loss and items of deduction and loss specially allocated to the Interest Holder pursuant to Section V (other than Section 5.2); and the amount of the Interest Holder's liabilities that are assumed by the Company under Regulation Section 1.704-1(b)(2)(iv)(c);

3.1.3 If Company Property is distributed to an Interest Holder, the Capital Accounts of all Interest Holders shall be adjusted as if the distributed Property had been sold in a taxable disposition for the gross fair market value of such Property on the date of distribution (taking into account Section 7701 of the Code) and the Profit or Loss from such disposition allocated to the Interest Holders as provided in Section V.

3.1.4 If money or other Property (other than a de minimis amount) is (i) contributed to the Company by a new or existing Interest Holder in exchange for an interest in the Company; or (ii) distributed by the Company to a retiring or continuing Interest Holder as consideration for an interest in the Company; then, if the Members deem by Majority in Interest vote such an adjustment to be necessary to reflect the economic interests of the Interest Holders, the Book Value of the Company's Property shall be adjusted to equal its gross fair market value on such date (taking into account Section 7701(g) of the Code) and the Capital Accounts of all Interest Holders shall be adjusted in the same manner as if all the Company Property had been sold in a taxable disposition for such amount on such date and the Profit or Loss allocated to the Interest Holders as provided in Section V. If there is a conversion pursuant to Section 4.3, then pursuant to Regulation Section 1.704-1(b)(2)(iv)(s) such conversion will be taken into account in determining Capital Accounts, and the Capital Account of the Interest Holders shall be adjusted in a manner consistent with the manner in which the Capital Accounts are required to be adjusted pursuant to that Section of the Regulations and Exhibit A shall be revised accordingly.

3.1.5 To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the Book Value of the Company's Property and the Capital Account of the Interest Holders shall be adjusted in a manner consistent with the manner in which the Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

If any Shares are transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Shares. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts or the Adjusted Book Value of Company Property shall be interpreted and applied in a manner consistent with that Section of the Regulations.

3.2 Capital Contributions.

3.2.1 Common Shares. In consideration of their initial and any subsequent Capital Contributions to the Company, as set forth on Exhibit A (which Exhibit A is, by this reference, made a part of this Agreement), the Company has issued to the Common Members the number of Common Shares set forth next to each Common Member’s name on Exhibit A. Each Common Member shall be entitled to one vote per one Common Share held of record on the Company’s books as to matters that come before the Members for a vote. The holders of the Common Shares shall be entitled to distributions as provided in Section V.

3.2.2 Preferred Shares. In consideration of its initial Capital Contribution to the Company, as set forth on Exhibit A, the Company has issued to the Preferred Member the number of Series A Preferred Shares set forth next to the Preferred Member’s name on Exhibit A. The Series A Preferred Shares shall have such distribution rights, liquidation preferences, redemption provisions, voting rights, conversion and exchange rights and other rights, preferences, privileges, limitations, restrictions and other terms and provisions as set forth in Section IV.

3.2.3 Common Shares and MT Family Limited Partnership Loan. As of the date hereof, the Company owes approximately $711,000 to the MT FAMILY LIMITED PARTNERSHIP, an Arizona limited partnership (“MT”), under the Amended and Restated Promissory Note, dated as of May 1, 2007, and attached as Exhibit C to this Agreement (the “MT Note”), which MT Note is by this reference made a part hereof. The Company is obliged to pay off the MT Note in full prior to the closing of transferring of all remaining interests in the company to the Preferred Member, after Preferred Member’s exercise of the Option. Preferred Member agrees to provide no less than one week advance written notice to the Company prior to the closing of transferring such remaining interests, and further agrees to cooperate with the Company (including, if necessary, to fund the Company with sufficient cash) regarding the payoff of the MT Note and any obligation of the Company under the SAR Plan. The Members agree that any such direct funding by Preferred Member to the Company of sufficient funds to satisfy the obligations under the MT Note and the SAR Plan prior to closing will reduce the aggregate purchase price of the remaining interests by the amount of such funding by Preferred Member. At such time as the MT Note is fully satisfied and has been paid off, such number of Anthony E. Sheesley’s Common Shares shall be transferred on the books of the Company, in equal proportions, to Robert A. Paulsen and Gregory T. Menard, such that immediately following the pay-off of the MT Note, each of these three Common Members will own approximately an equal number of Common Shares, as further set forth in Exhibit D to this Agreement, but the aggregate number Common Shares owned by Mr. Sheesley, Mr. Paulsen and Mr. Menard remain the same.

3.2.4 No Additional Capital Contributions. No Member will be required to make additional Capital Contributions.

3.3 Withdrawal or Return of Capital Contributions. Except as specifically provided in this Agreement, no Interest Holder shall have the right to withdraw or reduce the Capital Contributions such Interest Holder makes to the Company. Upon dissolution of the Company or liquidation of such Interest Holder’s Shares, each Interest Holder shall look solely to the assets of the Company for return of such Interest Holder’s Capital Contributions and, if the Company's property remaining after the payment or discharge of the debts, obligations, and liabilities of the Company is insufficient to return the Capital contributions of each Interest Holder, no Interest Holder shall have any recourse against the Company, any Interest Holder, or Manager, except for gross negligence, malfeasance, bad faith, or fraud.

3.4 Form of Return of Capital. Under circumstances requiring a return of any Capital Contributions, no Interest Holder shall have the right to receive property other than cash except as may be specifically provided herein.

3.5 Salary or Interest. Except as otherwise expressly provided in Section 6.12 of this Agreement, no Interest Holder or Manager shall receive any interest, salary, or drawing with respect to his or her Capital Contributions or his or her Capital Account, or for services rendered on behalf of the Company.

Section IV

Series A Preferred Shares

4.1 Series A Preferred Shares. Pursuant to the Purchase Agreement, the Company issued and sold 18,154,412 Series A Preferred Shares to the Preferred Member. The Series A Preferred Shares have the distribution rights, liquidation preferences, voting rights, conversion and exchange rights and other rights, preferences, privileges, limitations, restrictions and other terms and provisions as are set forth in this Section IV.

4.2 Voting Rights.

4.2.1. Except as may be otherwise provided in this Section 4.2 or by law, each holder of the Series A Preferred Shares shall have one vote per Series A Preferred Share (determined on an as converted to Common Shares basis) together with all other classes and series of Shares of the Company (whether Common Shares or Preferred Shares) as a single class on all actions to be taken by the Members of the Company.

4.2.2. For so long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a Majority in Interest of the outstanding Series A Preferred Shares, voting as a separate class, will be necessary for effecting or validating the following actions (either directly or indirectly by amendment of this Agreement or the Articles, merger, consolidation, reorganization, recapitalization or otherwise):

4.2.2.1 any issuance or any designation, whether by reclassification or otherwise, of any new class or series of Shares or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred Shares in right of liquidation preference, redemption, voting, distributions or dividends;

4.2.2.2 any amendment, alteration, or repeal of any provision of this Agreement or the Articles (or taking any other action) that would adversely affect the rights, preferences and privileges of holders of the Series A Preferred Shares;

4.2.2.3 any action that results in the payment or declaration of a distribution with respect to any Shares (other than a distribution payable only in Common Shares), unless a pari passu distribution is made in respect of the Series A Preferred Shares on an as converted basis, and except for distributions pursuant to Section 5.4.2 (Tax Distributions);

4.2.2.4 redeem, purchase, or otherwise acquire any Preferred Shares or Common Shares or any other equity security of the Company; provided, however, that this restriction shall not apply to (A) the repurchase of Shares from employees, officers, Managers, consultants or other Persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such Shares at or below cost or at or below cost upon the occurrence of certain events, such as the termination of employment, or (B) the exercise by the Company of contractual rights of first refusal over such Shares;

4.2.2.5 any Liquidation Event or Change of Control;

4.2.2.6 any increase or decrease in the number of authorized Series A Preferred Shares or Common Shares;

4.2.2.7 any increase or decrease in the number of members of the Board;

4.2.2.8 any amendment of this Agreement;

4.2.2.9 an increase in new indebtedness for borrowed money in excess of $500,000;

4.2.2.10 any payment under the MT Note other than (A) pursuant to the Company’s regular payment schedule thereunder, (B) a partial or full prepayment of the MT Note pursuant to a refinancing of the MT Note, or (C) upon exercise of the Preferred Member’s Option (as such term is defined in Section 4.8); and

4.2.2.11 a decision to conduct the initial public offering of the Company or register any class or series of the Company’s Shares or other equity securities under the Securities Exchange Act of 1934, as amended (except, in the latter case, as may be required by applicable law).

4.2.3 The voting rights set forth in Section 4.2.2 shall terminate in the event, and on the date on which, the Option (as such term is defined in Section 4.8) expires unexercised despite the Company’s revenues (calculated pursuant to the revenue calculation rules set forth in the Option Agreement) for the Fiscal Year 2008 reaching $9,000,000 or more.

4.3 Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

4.3.1 Optional Conversion. Subject to and in compliance with the provisions of this Section 4.3, any Series A Preferred Shares may, at the option of the holder, be converted at any time into Common Shares. The number of Common Shares to which a holder of Series A Preferred Shares will be entitled upon conversion pursuant to this Section 4.3 will be determined by dividing the Series A Original Issue Price by the Conversion Price applicable to such Shares, in effect on the date of such conversion. The initial Conversion Price for each Series A Preferred Share shall be the Series A Original Issue Price, as applicable; provided, however, that the Conversion Price for the Series A Preferred Shares shall be subject to adjustment as set forth below.

4.3.2 Adjustments for Share Splits. In the event the Company should at any time or from time to time after the Series A Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of Members entitled to receive a distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (hereinafter referred to as “Common Share Equivalents”) without payment of any consideration by such holder for the additional Common Shares or the Common Share Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series A Preferred Shares shall be appropriately decreased so that the number of Common Shares on conversion of each Series A Preferred Share shall be increased in proportion to such increase of the aggregate of Common Shares outstanding and those issuable with respect to such Common Share Equivalents.

4.3.3 Adjustments for Combinations. If the number of Common Shares outstanding at any time after the Series A Original Issue Date is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Conversion Price for the Series A Preferred Shares shall be appropriately increased so that the number of Common Shares issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding Shares.

4.3.4 Adjustments for Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash distributions), then, in each such case for the purpose of this Section, the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Company into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

4.3.5 Adjustments for Recapitalization, Reclassification and Other Events. If at any time or from time to time after the Series A Original Issue Date the Common Shares issuable upon the conversion of the Series A Preferred Shares are changed into the same or a different number of Shares of any series, class or classes of Shares whether by recapitalization, reclassification or otherwise (other than a Change of Control or a subdivision, distribution, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.3), then in any such event each holder of Series A Preferred Shares shall have the right thereafter to convert such Shares into the kind and amount of securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Common Shares into which such Series A Preferred Shares could have been converted immediately prior to such recapitalization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.3.6 Adjustments for Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series A Original Issue Date there is a reorganization, merger or consolidation of the Company (other than a Change of Control or a subdivision, distribution, reorganization, recapitalization, reclassification, exchange or substitution of interests provided for elsewhere in this Section 4.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Shares thereafter shall be entitled to receive, upon conversion of the Series A Preferred Shares, the number of securities or property of the Company, or of such successor Entity resulting from such reorganization, merger or consolidation, to which a holder of Common Shares deliverable upon conversion would have been entitled on such reorganization, merger or consolidation (subject to adjustment in respect of such Shares or securities by the terms thereof). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3.6 with respect to the rights of the holders of the Series A Preferred Shares after the reorganization, merger or consolidation to the end that the provisions of this Section 4.3.6 (including adjustment of the applicable Conversion Price then in effect and number of Common Shares issuable upon conversion of the Preferred Shares) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 4.3.6 shall similarly apply to successive reorganizations, mergers and consolidations.

4.3.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Shares, the Company, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will mail such certificate, by first class mail, postage prepaid, to each holder of Series A Preferred Shares at the holder’s address as shown in the Company’s books. The certificate will set forth such adjustment or readjustment, showing the material facts upon which such adjustment or readjustment is based, including a statement of the Common Shares issuable to such holder upon conversion of such holder’s Series A Preferred Shares following such adjustment.

4.3.8 No Dilution or Impairment. The Company will not, by amendment of this Agreement or its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against impairment.

4.3.9 Termination of Conversion Rights. In the event of a Liquidation Event or Change of Control, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such Liquidation Event or in connection with such Change of Control, as applicable, to the holders of Series A Preferred Shares.

4.3.10 Fractional Shares. No fractions of Common Shares are to be issued upon conversion of the Series A Preferred Shares, but in lieu thereof the Company will round-down for fractions less than one-half and round-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to any fractional Shares eliminated by rounding.

4.3.11 Reservation of Common Shares. The Members agree to amend this Agreement as shall be necessary to issue such number of Common Shares as shall from time to time be sufficient to effect the conversion of all Series A Preferred Shares from time to time outstanding.

4.3.12 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than a cash distribution), any right to subscribe for, purchase or otherwise acquire any Shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

4.3.13 Automatic Conversion. All Series A Preferred Shares shall automatically be converted into Common Shares, based on the then-effective Conversion Price, immediately upon the earliest to occur of (a) the affirmative election of a majority of the outstanding Series A Preferred Shares (voting as a separate class on an as converted basis); (b) the closing of an underwritten public offering with aggregate proceeds in excess of $25,000,000; or (c) 30 days following the date on which the Company’s audited financial statements for the Fiscal Year 2009 are delivered to the Preferred Members. Upon the occurrence of any of the events specified in the preceding sentence, the outstanding Series A Preferred Shares shall be converted automatically without any further action by the holders of such Series A Preferred Shares.

4.3.14 Effect of Conversion. In the event that any Series A Preferred Shares shall be converted pursuant to this Section 4.3, the Series A Preferred Shares so converted shall be cancelled and shall not be issuable by the Company. Upon such a conversion, the Preferred Members shall be deemed to be Common Members hereunder for all purposes with respect to the Series A Preferred Shares so converted and shall have no further rights as holders of Series A Preferred Shares with respect to such converted Series A Preferred Shares.

4.4 Distributions. The Company shall not make any distribution in respect of Common Shares without including the Series A Preferred Shares in such distribution on an as converted basis.

4.5 Subsequent Offerings. The Series A Preferred Shares (and the Common Shares, as applicable) shall have the rights regarding subsequent offerings set forth in Section 4 of Investor’s Rights Agreement.

4.6 Registration Rights. The Series A Preferred Shares shall have the registration rights set forth in Section 2 of the Investor’s Rights Agreement.

4.7 Information Rights. The Series A Preferred Shares shall have the information rights set forth in the Section 2 of Investor’s Rights Agreement.

4.8 Option. The Preferred Member shall have the option to purchase the remaining Shares in the Company upon the terms and conditions set forth in the Option Agreement (the “Option”).

4.9 Termination of the Series A Preferred Rights. The rights of the Series A Preferred Shares set forth in Section 4.2.2 (Voting Rights) shall terminate upon the earliest to occur of (a) a Liquidation Event; (b) a Change of Control; (c) the effective date of the registration statement pertaining to the initial public offering of the Company’s securities; or (d) conversion of the Series A Preferred Shares to Common Shares pursuant to Section 4.3. The rights of the Series A Preferred Shares contained in the Investor’s Rights Agreement or the Option Agreement shall terminate as set forth in the Investor’s Rights Agreement and the Option Agreement, as applicable.

Section V

Allocations and Distributions

5.1 Allocations. After making any special allocations contained in Section 5.3, remaining Profits and Losses shall be allocated for any Fiscal Year in the following manner:

5.1.1 Profits.

5.1.1.1 First, to the holders of the Series A Preferred Shares in proportion to the cumulative Losses allocated among the holders of Series A Preferred Shares under Section 5.1.2.3 until the cumulative Profits allocated to each holder of Series A Preferred Shares under this subparagraph equal the cumulative Losses previously allocated to each holder of Series A Preferred Shares under Section 5.1.2.3;

5.1.1.2 Second, among the holders of Common Shares in proportion to the cumulative Losses previously allocated among the holders of Common Shares under Section 5.1.2.2 until the cumulative Profits allocated to each holder of Common Shares under this subparagraph equal the cumulative Losses previously allocated to each holder of Common Shares under Section 5.1.2.2;

5.1.1.3. Thereafter, Profits shall be allocated to the Interest Holders in accordance with their Percentage Interests.

5.1.2 Losses.

5.1.2.1 First, Losses shall be allocated to the Interest Holders in proportion to the cumulative Profits previously allocated to the Interest Holders under Section 5.1.1.3 until the cumulative Losses allocated pursuant to this subparagraph to each Interest Holder are equal to the cumulative Profits previously allocated to each Interest Holder under Section 5.1.1.3;

5.1.2.2 Second, Losses shall be allocated to the holders of Common Shares in accordance with their Common Percentage Interests until their Capital Account balances equal zero;

5.1.2.3 Third, Losses shall be allocated to the holders of Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by them until their Capital Account balances equal zero;

5.1.2.4. Thereafter, Losses shall be allocated to the Interest Holders in accordance with their Percentage Interests.

In the event of a Conversion under Section 4.3, all Profits and Losses (after any required adjustments to Capital Accounts under Section 3.1.4) will be allocated to the Interest Holders in accordance with their Percentage Interests.

5.1.3 Loss Limitations.

5.1.3.1 No Losses shall be allocated to any Interest Holder pursuant to Section 5.1 if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit or increases the Interest Holder's Adjusted Capital Account Deficit. All Losses in excess of the limitations set forth in this Subsection shall be allocated to the other Interest Holders in accordance with the other Interest Holders' Percentage Interests until all Interest Holders are subject to the limitation of this Subsection, and thereafter, in accordance with the Interest Holders' interest in the Company as determined by the Board. If any Losses are allocated to an Interest Holder because of this Subsection, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Interest Holders pro rata based on Losses allocated to them pursuant to this Subsection until each Interest Holder has been allocated an amount of Profits pursuant to this Subsection equal to the Losses previously allocated to that Interest Holder under this Subsection.

5.1.3.2 If the Company is on the cash method of accounting and more than 50% of the Company's Losses in any year would be allocable to Interest Holders who are limited entrepreneurs (within the meaning of § 464(e)(2) of the Code), then except as otherwise provided in Section 5.1.3.1, the Losses in excess of 50% otherwise allocable to those Interest Holders shall be specially allocated among the other Interest Holders in the ratio that each shares in Losses. If any Losses are allocated to an Interest Holder under this Subsection, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Interest Holders pro rata based on Losses allocated to them pursuant to this Subsection until each Interest Holder has been allocated an amount of Profits pursuant to this Subsection in the current and previous Fiscal Years equal to the Losses allocated to that Interest Holder pursuant to this Subsection in previous Fiscal Years.

5.2. Section 704(c) Allocations.

5.2.1 Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution).

5.2.2 Adjustments to Book Value. If the Adjusted Book Value of any Company asset is adjusted as provided in Section 3.1.4, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall, solely for tax purposes, take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Adjusted Book Value in the manner as provided under Code Section 704(c) and the Regulations thereunder.

5.3 Regulatory Allocations. The following allocations shall be made in the following order:

5.3.1 Company Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3), (4), and (5), if during any Fiscal Year there is a net decrease in Company Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section V, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, succeeding taxable years) in an amount equal to that Interest Holder's share of the net decrease of Company Minimum Gain, computed in accordance with Regulation Section 1.704-2(g)(2). Allocations of gross income and gain pursuant to this Subsection shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities to the extent of the Minimum Gain attributable to those assets and, thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Subsection shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

5.3.2 Member Nonrecourse Debt Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(i)(4), if during any Fiscal Year there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Interest Holder with a share of that Member Nonrecourse Debt Minimum Gain (determined under Regulation Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, succeeding Fiscal Years) in an amount equal to that Interest Holder's share of the net decrease in Member Nonrecourse Debt Minimum Gain, computed in accordance with Regulation Section 1.704-2(i)(4). Allocations of gross income and gain pursuant to this Subsection shall be made first from gain recognized from the disposition of Company assets subject to Member Nonrecourse Debt to the extent of the Member Minimum Gain attributable to those assets and, thereafter, from a pro rata portion of the Company's other items of income and gain for the Fiscal Year. It is the intent of the parties hereto that any allocation pursuant to this Subsection shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(i)(4).

5.3.3 Qualified Income Offset. If an Interest Holder unexpectedly receives an adjustment, allocation, or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), then to the extent required under Regulations Section 1.704-1(b)(2)(d), such Interest Holder shall be allocated items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain for that Fiscal Year) before any other allocation is made of Company items for that Fiscal Year, in the amount and in proportions required to eliminate the Interest Holder's Adjusted Capital Account Deficit as quickly as possible. This Subsection is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

5.3.4 Nonrecourse Deductions. Nonrecourse Deductions for a Fiscal Year or other period shall be allocated among the Interest Holders in proportion to their Percentage Interests.

5.3.5 Member Nonrecourse Deductions. Any Member Nonrecourse Deduction for any Fiscal Year or other period attributable to a Member Nonrecourse Liability shall be allocated to the Interest Holder who bears the risk of loss for the Member Nonrecourse Debt in accordance with Regulation Section 1.704-2(i).

5.3.6 Regulatory Allocations. The allocations contained in Section 5.3 are contained herein to comply with the Regulations under Section 704(b) of the Code. In allocating other items of Profit or Loss, the allocations contained in Section 5.3 shall be taken into account so that to the maximum extent possible the net amount of Profit or Loss allocated to each Interest Holder will be equal to the amount that would have been allocated to each Interest Holder if the allocations contained in Section 5.3 had not been made.

5.4 Non-Liquidating Distributions. Except for tax distributions that shall be made in accordance with Section 5.4.2 and distributions in connection with a Liquidation Event, distributions shall be made to the Interest Holders at such times and in such amounts as determined by the Board in its sole discretion; provided, however, that all Cash Flow for each Fiscal Year of the Company shall be distributed to the Interest Holders no later than seventy-five (75) days after the end of such Fiscal Year. All distributions shall be made in the following order and priority:

5.4.1 Priority. Subject to Section IX (Dissolution) and Section 5.4.2, to the Interest Holders pro rata in proportion to their Percentage Interests.

5.4.2 Tax Distributions. During each Fiscal Year, to the extent permitted under applicable law, and to the extent consistent with the Board’s fiduciary duties, the Board shall distribute to the Members their Undistributed Tax Distribution Amounts. Such distributions shall be made to the Members in accordance with and in proportion to their Undistributed Tax Distribution Amounts. All Undistributed Tax Distribution Amounts shall be distributed prior to any distributions otherwise required pursuant to Section 5.4.1 and shall be treated as advances against and shall reduce amounts to which the Members are otherwise entitled to receive pursuant to Section 5.4.1. Undistributed Tax Distribution Amounts shall not be distributed prior to any distributions required pursuant to Section 5.5.

5.5 Distributions From a Liquidation Event. To the extent permitted under applicable law, distributions in connection with a Liquidation Event shall be made by the Company as follows:

5.5.1 first, to the holders of the Series A Preferred Shares, in proportion to their holdings of Series A Preferred Shares, an amount equal to the greater of (i) the number of Series A Preferred Shares outstanding multiplied by the Series A Liquidation Preference, calculated on a per share basis, and (ii) the amount to be distributed pursuant to this Section 5.5 multiplied by the Percentage Interest of the holders of the Series A Preferred Shares; and

5.5.2 thereafter, among the Common Members in proportion to their respective Common Percentage Interests.

5.6 General.

5.6.1 Timing and Amount of Distributions. Except as otherwise provided in this Agreement, distributions shall be made to the Interest Holders at such times and in such amounts as determined by the Board in its sole discretion; provided, however, that no distributions may be made on Common Shares until and unless a pro rata distribution has been made on the Series A Preferred Shares except as otherwise provided herein.

5.6.2 Form of Distribution. In connection with any distribution, no Interest Holder shall have the right to receive Property other than cash except as may be specifically provided herein. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Interest Holders otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Board.

5.6.3 Withholding. Notwithstanding any other provision of this Agreement, the Company shall be entitled to withhold and pay over, or otherwise pay, any withholding or other taxes payable by the Company at such times and based upon such rates as the Board of Managers determines to be appropriate. If the Company makes a payment of tax for any accounting period with respect to any Member or as a result of any Member’s participation in the Company, such Member shall be deemed for all purposes of this Agreement to have received the amount of such payment as a distribution from the Company on the last day of the period for which the tax is withheld and paid or, if earlier, on the last day on which such Member owned any Shares. Any deemed distribution to a Member pursuant to this Section 5.6.3 shall be treated (to the extent not repaid to the Company) as an advance of, and shall offset, an equal amount of distributions that would otherwise thereafter be made to such Member pursuant to the foregoing provisions of Section 5.4, Section 5.5 or Section 9, as the case may be, in the order that such distributions would otherwise have been made. To the extent that the aggregate of such distributions to a Member for any month exceeds the distributions to which such Member would otherwise be entitled for such month, the amount of such excess shall be repaid by such Member to the Company within thirty (30) days after the end of such month.

5.6.4 Varying Interests; Distributions and Allocations in Respect to Transferred Shares. Profits, Losses, and other items shall be calculated on a monthly, daily, or other basis permitted under Code Section 706 and the Regulations. If any Shares are sold, assigned, or transferred during any accounting period in compliance with the provisions of this Agreement, Profits, Losses, each item thereof, and all other items attributable to such Shares for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Shares were transferred and such other information as it may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the person who, according to the books and records of the Company, on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Shares. Neither the Company nor any Interest Holder or Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not any Interest Holder, Manager, or the Company has knowledge of any transfer of ownership of any Shares.

5.6.5 Knowledge. The Interest Holders acknowledge that they understand the economic and income tax consequences of the allocations and distributions under this Agreement and agree to be bound by the provisions of this Section V in reporting their taxable income and loss from the Company.

5.6.6 Amendment. The Board is hereby authorized, upon the advice of the Company's tax counsel, to amend this Section V to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect the distributions to an Interest Holder without the Interest Holder's prior written consent.

Section VI

Management

6.1. Board of Managers. Subject to the limitations and restrictions contained herein and in the Act, the Board shall have the power and authority, on behalf of the Company, to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The members of the Board shall be determined as provided in Section 6.2, each of whom shall be a “statutory manager” by the Members for all purposes of the Act. The Board shall not be required to conduct the day to day business of the Company, but shall be responsible for general policies of the Company and the management and oversight of its business and affairs. The Board may delegate any rights and powers to manage the Company on a day to day basis and its control of the day to day business and affairs of the Company delegated to it by the Members or pursuant to this Agreement to the officers appointed by the Board and then serving from time to time, each of whom shall be an agent of the Company with the powers to conduct the day to day business and affairs of the Company set forth herein or in any enabling resolution or other evidence of action of the Board.

6.2. Number, Tenure, and Qualifications. The number of Managers of the Company shall be fixed at five (5); provided, however, that the number of Managers shall be reduced to four (4) upon the conversion of the Series A Preferred Shares into Common Shares pursuant to Section 4.3 hereof. Each Manager shall hold office until his death, resignation or removal. Managers need not be residents of the State of Arizona or Members of the Company. The members of the Board shall be determined as follows:

6.2.1 For so long as any Series A Preferred Shares are outstanding, the Preferred Members, voting as a separate class, shall be entitled to appoint one (1) member of the Board and to remove from office such Manager and to fill any vacancy caused by the resignation, death or removal of such Manager, with such designee initially being Frank Manning. The Preferred Members’ right set forth in this Subsection 6.2.1. will terminate upon the conversion of the Series A Preferred Shares into Common Shares pursuant to Section 4.3 hereof.

6.2.2 The Common Members, voting as a separate class, shall be entitled to appoint four (4) members of the Board and to remove from office such Managers and to fill any vacancy caused by the resignation, death or removal of such Managers, with such designees initially being Robert Paulsen, Gregory Menard, Anthony Sheesley, and Isaac Elliott.

6.2.3 The Managers will elect a Chairman of the Board to serve as set forth in Section 6.21. The initial Chairman will be Isaac Elliott.

6.3. Certain Powers of the Board. Subject to any provisions of this Agreement that require the consent or approval of one or more Members and any other limitations contained in this Agreement, the Board shall have the exclusive right, power and authority to direct the business and affairs of the Company and to make all decisions with respect thereto. Except as may be otherwise expressly provided in this Agreement, in no event shall any Member, in its capacity as such, have any right or authority to act for or bind the Company, and no Member in its capacity as such shall take part in or interfere in any manner with the management of the business and affairs of the Company. To the fullest extent permitted by Arizona law, but subject to any specific provisions hereof granting rights to Members and any other limitations contained in this Agreement, the Board shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement that would otherwise be possessed by the Members under the laws of the State of Arizona. Subject to the particular provisions of this Agreement that require the consent or approval of one or more Members and any other limitations contained in this Agreement, the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company. Without limiting the generality of the foregoing, the Board shall have power and authority on behalf of the Company:

6.3.1 To acquire property from and sell property to any Person as the Board may determine. The fact that a Member or a Manager is directly or indirectly affiliated or connected with any such Person shall not prohibit the Board from dealing with that Person, provided that the requirements of Section 6.4 are satisfied;

6.3.2 To borrow money for the Company from banks, other lending institutions, the Interest Holders, Managers, or Affiliates of the Interest Holders or Managers on such terms as the Board may deem appropriate, provided that the requirements of Section 6.4 are satisfied, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums, provided that the requirements of Section 6.4 are satisfied. No debt or other obligation shall be contracted or liability incurred by or on behalf of the Company except with the Majority in Interest approval of the Members;

6.3.3 To purchase liability and other insurance to protect the Board and the Company's property and business;

6.3.4 To hold and own any Company real and personal property in the name of the Company;

6.3.5 To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes, and other negotiable instruments, mortgages, or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage, or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Board, to accomplish the purposes of the Company;

6.3.6 To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

6.3.7 To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Board may approve;

6.3.8 To do and perform all other acts as may be necessary or appropriate to accomplish the purposes of the Company; and

6.3.9 To take such other actions permitted under applicable laws as do not expressly require the consent of the Members under this Agreement.

A Manager may act by a duly authorized attorney-in-fact. Unless authorized to do so by this Agreement or by the Board, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. Notwithstanding the above, the Board may delegate its binding authority to any officer of the Company for any purpose, so long as such binding authority does not obligate the Company in an amount that is greater than $25,000.00.

6.4. Actions Requiring Special Approvals.

6.4.1 Actions Requiring Approval of the Members. In addition to those actions for which this Agreement specifically requires the consent of the Members, and in addition to the restrictions of Section 4.2 hereof, the Board shall not take any of the following actions without first obtaining the approval of a Majority in Interest of the Members:

6.4.1.1  Amend the Articles or this Agreement, except that any amendments required under the Act to correct an inaccuracy in the Articles may be filed at any time by the Board without the Members’ approval;

6.4.1.2  Approve an Asset Transfer or an Acquisition;

6.4.1.3  Authorize the Company to make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy, or consent to the appointment of a receiver for the Company or its assets;

6.4.1.4  Enter into any contract or agreement between the Company and any Manager, Interest Holder, or Affiliate of a Manager or Interest Holder without the consent of a Majority in Interest of the Interest Holders not involved in such contract or agreement; or

6.4.2 Veto Rights of the Majority Owner. Notwithstanding anything in this Agreement to the contrary, from the date hereof until the earliest to occur of (i) the consummation of a Liquidation Event or Change of Control, (ii) the completion of an initial public offering of the Company’s securities, or (iii) the repayment in full of the MT Note, the Board shall not take any of the following actions without first obtaining the approval of the Majority Owner:

6.4.2.1  any redemptions or repurchases of Shares except for purchases at cost upon termination of service or the exercise by the Company of contractual rights of first refusal over such Shares;

6.4.2.2  any Liquidation Event or Change of Control;

6.4.2.3  an increase or decrease in the authorized number of any of the Shares;

6.4.2.4  any adverse change to the rights, preferences, and privileges of the Common Shares;

6.4.2.5  an increase or decrease in the size of the Board;

6.4.2.6  any amendment of this Agreement that results in an adverse change to the rights, preferences, or privileges of the Common Shares;

6.4.2.7  a decision to conduct the initial public offering of the Company’s securities or register any class or series of the Company's securities under the Securities Exchange Act of 1934, as amended (except, in the latter case, as may be required by law);

6.4.2.8. any change in the Company's bookkeeper, outside legal counsel or independent auditing firm; or

6.4.2.9  the incurrence of an obligation against the Company in an amount which exceeds $25,000.

The Majority Owner hereby constitutes, appoints and authorizes MT as its true and lawful attorney-in-fact and proxy, with full power of substitution and appointment, for and in the name, place and stead of the Majority Owner, to exercise the above set forth veto rights of the Majority Owner in the event Majority Owner is unavailable for a period of time such that an unreasonable delay in taking the actions requiring Majority Owner’s approval under this Section 6.4.2 would result. The foregoing power of attorney is coupled with an interest.

The Majority Owner's veto rights set forth in this Section 6.4.2 will terminate upon the earliest to occur of (i) the consummation of a Liquidation Event or Change of Control, (ii) the completion of an initial public offering of the Company’s securities, or (iii) the repayment in full of the MT Note.

6.5. Meetings of the Board. The Board may hold meetings, both regular and special, either within or without the State of Arizona. Regular meetings of the Board may be held without notice at such time and at such place as shall be scheduled by the Board for each Fiscal Year. Special meetings of the Board may be called by the Chairman or by any Manager upon 24 hour notice to each Manager, either personally, by telephone, by mail, by facsimile (with confirmation of each Manager’s receipt), e-mail (with confirmation of each Manager’s receipt), or by any other means of communication.

6.6 Quorum and Acts of the Board. At all meetings of the Board, a majority of the members of the Board shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a majority of all of the Managers present shall constitute an action of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

6.7 Electronic Communications. The Board, or any committee designated by the Board, may hold a meeting, or one or more Managers may participate in a meeting of the Board, or any committee, by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting by such means shall constitute presence in person at the meeting.

6.8 Managers Have No Exclusive Duty to Company. No Manager shall be required to manage the Company as the Manager's sole and exclusive function and any Manager may engage in other business and investment activities in addition to those relating to the Company. Neither the Company nor any Interest Holder shall have any right, solely by virtue of this Agreement or its relationship to a Manager or the Company, to share or participate in any such other investments or activities of such Manager or to the income or proceeds derived therefrom. No Manager shall have an obligation to disclose any such other investments or activities to the Board and the Interest Holders unless it is competitive with or otherwise actually or potentially adversely affects the business or property of the Company.

6.9. Resignation. A Manager may resign as a Manager at any time by giving at least fifteen (15) days' written notice of his resignation to all the Members. The resignation of a Manager shall take effect upon receipt of written notice thereof or at such later time as shall be specified in such written notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of any Manager who is also a Member shall not affect such Manager’s rights as a Member and shall not by itself cause a dissolution of the Company under Section IX.

6.10. Removal. A Manager may be removed, with or without cause, on fifteen (15) days' written notice by the affirmative vote of a Majority in Interest of the Members, without liability or obligation except as may be provided in any written contract between such Manager and the Company, provided such contract has been approved by the Members as provided herein.

6.11. Vacancies. Unless and until filled by a Majority in Interest of the Members, any vacancy in the Board, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Managers then in office, although less than a quorum, or by a sole remaining Manager. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and a Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next regular meeting of the Members and until his successor is elected and qualified, or until his earlier death, resignation or removal.

6.12. Compensation and Expenses. The Company may enter into management or employment contracts, under such terms and conditions and providing for such compensation as shall be approved by the Members as provided herein, with one or more Managers or Interest Holders or Persons Affiliated with a Manager or an Interest Holder.

6.13. Books and Records. At the expense of the Company, the Board shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books and records shall be maintained in accordance with sound accounting practices and kept at the Company's principal place of business or such other location or locations as the Board shall from time to time determine. At a minimum the Company shall keep at its principal place of business the following records:

6.13.1 A current list of the full name and last known business, residence, or mailing address of each Member and each Manager;

6.13.2 A copy of the initial Articles and all amendments thereto and restatements thereof;

6.13.3 Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent fiscal years;

6.13.4 Copies of this Agreement and all amendments hereto or restatements hereof, including any prior operating agreements no longer in effect;

6.13.5 Copies of any documents relating to a Member's obligation to contribute cash, property, or services to the Company;

6.13.6 Copies of any financial statements of the Company for the three most recent fiscal years; and

6.13.7 Copies of minutes of all meetings of the Members and the Managers and all written consents obtained from Members and Managers for actions taken by Members and Managers without a meeting.

6.14. Access to Books and Records. Upon written request to the Board, each Member shall have the right, during normal business hours, to inspect and copy, at the Member's expense, the Company's books and records.

6.15. Returns and Other Elections. The Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Board in its sole discretion.

6.16. Fiscal Year. The annual accounting period of the Company shall be its Fiscal Year. The Company's Fiscal Year shall be selected by the Board, subject to the requirements and limitations of the Code.

6.17. Reports. Within seventy-five (75) days after the end of each Fiscal Year of the Company, the Board shall cause to be sent to each Person who was a Member at any time during the Fiscal Year then ended a complete accounting of the affairs of the Company for the Fiscal Year then ended. In addition, within seventy-five (75) days after the end of each Fiscal Year of the Company, the Board shall cause to be sent to each Person who was an Interest Holder at any time during the Fiscal Year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of any Member, and at the Company's expense, the Board shall cause an audit of the Company's books and records to be prepared by independent accountants chosen by a Majority in Interest of the Members of the Company requesting the audit for the period requested by the Member.

6.18. Tax Matters Partner. Anthony Sheesley shall be the Company's tax matters partner (“Tax Matters Partner”) unless the Members designate another person to serve in this capacity. The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member, even though it relates to the Company. The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of a Majority in Interest of the Members.

6.20 Management Fee. The Company shall not be required to pay a management fee to any Manager for its duties as a Manager of the Company, but shall be required to reimburse each Manager for all out-of-pocket expenses reasonably incurred in the performance of such Manager’s duties hereunder during each tax year.

6.21 Chairman of the Board. The Chairman of the Board, if any, shall preside as chairman at meetings of the Members and the Board. He shall, in addition, have such other duties as the Board may prescribe that he perform.

Section VII

Members

7.1. Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Chairman, by any Manager or by a Majority in Interest of the Members.

7.2. Place of Meetings. Whoever calls the meeting may designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Members.

7.3. Notice of Meetings. Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Board or the person or persons calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two (2) days after deposited in the United States mail, postage prepaid, addressed to the Member at its, his or her address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Board and identified as such Member's facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next business day after deposit with the delivery service addressed to the Member at its address as it appears on the books of the Company. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

7.4. Meeting of All Members. If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Arizona, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

7.5. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 7.3.

7.6. Quorum. A Majority in Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members, provided that a minimum of one Member other than a single Member who holds a Majority in Interest is present. Business may be conducted once a quorum is present.

7.7. Voting Rights of Members. Each Member shall be entitled to vote based on its Percentage Interest. If all or a portion of Shares is transferred to an assignee who does not become a Member, the Member from whom the Shares are transferred shall no longer be entitled to vote the Shares transferred nor shall the transferred Shares be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote nor shall such Member's Shares be considered outstanding for any purpose pertaining to meetings or voting.

7.8. Manner of Acting. Unless otherwise provided in the Act, the Articles, or this Agreement, the affirmative vote of a Majority in Interest of the Members at a meeting at which a quorum is present shall be the act of the Members.

7.9. Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Board before or at the time of its exercise. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

7.10. Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted. Any such written consents shall be delivered to the Board of the Company for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members have signed and delivered the consent to the Board, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members. Prompt notice of the taking of the member action without a meeting by less than unanimous consent shall be given to those Members who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

7.11. Telephonic Communication. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.12. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.13 Names and Addresses of Members. The names and addresses of the Members and number of Shares held by each Member are listed on Exhibit A attached hereto, which Exhibit A shall be updated from time to time by the Board without the consent of the Members to reflect additional Members and Substitute Members.

7.14 Voting Agreement.

7.14.1 Common Shares and Preferred Shares.

7.14.1.1 The Common Members each agree to hold all Shares of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Common Members after the date hereof (hereinafter collectively referred to as the “Common Member Shares”) subject to, and to vote the Common Member Shares in accordance with, the provisions of this Agreement.

7.14.1.2 The Preferred Members each agree to hold all Shares of the Company (including but not limited to all Common Shares issued in exchange for or upon conversion of the Series A Preferred Shares) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Preferred Members after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement. The Common Member Shares and the Investor Shares are sometimes referred to as “Subject Shares.”

7.14.2 Election of Managers. On all matters relating to the election of Managers of the Company, the Common Members and the Preferred Members agree to vote all Subject Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of Shares of the Company) so as to elect members of the Board as follows:

7.14.2.1 At each election of Managers in which the holders of Common Shares and holders of Series A Preferred Shares, voting together as a single class, or separately as individual classes, are entitled to elect Managers of the Company, the Common Members and the Preferred Members shall vote the Subject Shares held by them so as to elect (A) four (4) individuals designated by the Common Members and (B) one (1) individual designated by the Preferred Members, to the Board. Any vote taken to remove any Manager elected pursuant to this Section 7.14 or to fill any vacancy created by the resignation, removal or death of a Manager elected pursuant to this Section 7.14, shall also be subject to the provisions of this Section 7.14.

7.14.2.2 None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the designee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for, nominating or designating such designee pursuant to this Agreement.

The provisions of this Section 7.14 shall terminate upon the conversion of the Series A Preferred Shares to Common Shares pursuant to Section 4.3 hereof.

Section VIII

Transfers and Withdrawals

8.1. Transfers. Except as otherwise provided in this Section VIII (and except for Exempt Transfers to which this Section 8.1 does not apply), no Member or Interest Holder may Transfer all, or any portion of, or any interest or rights in, the Shares owned by such Member or Interest Holder, without the prior written consent of a Majority in Interest of the Members, which consent may be withheld in the Members' sole and absolute discretion. Any sale or foreclosure of a security interest will itself constitute a Transfer independent of the grant of security. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Shares in violation of the prohibition contained in this Section VIII shall be deemed invalid, null, and void, and of no force or effect. Any Person to whom Shares are attempted to be transferred in violation of this Section VIII shall not be entitled to vote the Shares on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive allocations or distributions from the Company, or have any other rights in or with respect to the Shares.

8.2. Withdrawal. Except as otherwise provided in this Agreement, no Member shall have the right or power to Withdraw from the Company. Any such Withdrawal shall constitute a material breach of this Agreement and the Company shall have the right to recover damages from the withdrawn Member and to offset the damages against any amounts otherwise distributable to such Member under this Agreement.

8.3. Right of First Refusal.

8.3.1 If an Interest Holder (individually, a “Transferor”) receives a bona fide written offer (the “Transferee Offer”) from any Person (a “Transferee”) to purchase all or any portion of, or any interest or rights in, the Transferor's Shares for a purchase price denominated and payable in United States dollars, then, prior to any Transfer of the Transferor’s Shares, the Transferor shall give the Board and the other Members (the “Remaining Members”) written notice (the “Transfer Notice”) containing each of the following:

8.3.1.1 the Transferee's identity;

8.3.1.2 a true and complete copy of the Transferee Offer; and

8.3.1.3 the Transferor's offer (the “Offer”) to sell the Transferor’s Shares to the Company, or if the Company does not accept the Offer, to the Remaining Members, for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable in accordance with the payment terms set forth in the Transferee Offer.

8.3.2 The Offer to the Company shall be and remain irrevocable for a period (the “Company Offer Period”) ending at 11:59 P.M. local time at the Company's principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the Company. At any time during the Company Offer Period, the Company may, by the vote of a Majority in Interest of the Remaining Members, accept the offer by giving written notice of its acceptance. The Transferor shall not be deemed a Member for the purpose of the vote on whether the Company shall accept the Offer. If the Company accepts the Offer, then the Company shall fix a closing date for the purchase, which shall not be more than ninety (90) days after the expiration of the Company Offer Period.

8.3.3 If the Company rejects the Offer or fails to accept the Offer (within the time and in the manner specified in this Section), then the Transferor shall offer to sell the Transferor’s Shares to the Remaining Members for the Transfer Purchase Price, which shall be payable in accordance with the payment terms set forth in the Transferee Offer.

8.3.4 The Offer shall be and remain irrevocable for a period (the “Member Offer Period”) ending at 11:59 P.M. local time at the Company's principal office, on the thirtieth (30th) day following the date the Company Offer expired. At any time during the Member Offer Period, any Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor’s Shares. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor’s Shares in the proportion that his respective Percentage Interest bears to the total Percentage Interests of all of the Remaining Members who desire to accept the Offer. If one or more Remaining Members accept the Offer, then the parties shall fix a closing date for the purchase, which shall not be more than ninety (90) days after the expiration of the Member Offer Period.

8.3.5 If no Remaining Member accepts the Offer (within the time periods and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) days after the expiration of the Member Offer Period to Transfer the Transferor’s Shares to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer contained in Section 8.5. If the Transferor does not Transfer the Transferor’s Shares within the Free Transfer Period, the Transferor's right to Transfer the Transferor’s Shares pursuant to this Section shall cease and terminate.

8.3.6 Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

8.4 Option on Death or Bankruptcy. On the death, bankruptcy, or similar event described in Section 29-733(4) or (5) of the Act (whether voluntary or involuntary) of a Member or Interest Holder, the Member or Interest Holder (or if an individual, such Person's estate) shall offer, or shall automatically be deemed to have offered, to sell the Member's or Interest Holder's Shares to the Company or its nominee. Upon the approval of a Majority in Interest of the Members other than the offering Member, the Company or its nominee shall have the right and option, within seventy-five (75) days after the Members' actual knowledge of the death, bankruptcy, or similar event, to acquire the Shares, for the purchase price and on the terms set forth in Exhibit B attached hereto and made a part hereof. If the Shares are not purchased by the Company or its nominee, the Shares shall be transferred to the assignee of the Shares but shall remain fully subject to and bound by the terms of this Agreement.

8.5 Conditions of Transfer. After satisfying the other restrictions contained in Section VIII, a Person may Transfer all or any portion of or any interest or rights in the Person's Shares only after the following conditions (“Conditions of Transfer”) are satisfied:

8.5.1 A duly executed and acknowledged written instrument of assignment is filed with the Company;

8.5.2 The transferee agrees to be bound by the terms and conditions of this Agreement, including without limitation the provisions of this Section VIII;

8.5.3 The Managers, Members, and the Company are reimbursed prior to the Transfer for any reasonable expenses incurred in connection with such Transfer. (There shall be no reimbursement for appraisal costs as allocated between the Company and the offering Member pursuant to Section 8.4 and Exhibit “B”. In any event, all reasonable expenses shall not exceed $12,000.);

8.5.4 The transferor and transferee agree in writing to indemnify and hold the Managers, Members, and the Company harmless for, from, and against, any loss, liability, claim, or expense arising out of the Transfer;

8.5.5 The Transfer will not cause a termination of the Company under Section 708 of the Code; provided, however, that the requirement of this Subsection 8.5.5 shall be waived if the Company receives the written opinion of its attorney that such termination will not have a material adverse effect on the Company or its Interest Holders; and

8.5.6 The Transfer will not require registration of the Shares under any applicable federal or state securities laws.

8.6 No Transfer of Membership Rights. The Transfer of Shares shall not result in the Transfer of any of the Transferring Member's Membership Rights, other than the Interest represented by the Shares, if any, and unless the transferee is admitted as a Member pursuant to Section VIII of this Agreement, the transferee shall only be entitled to receive, to the extent transferred, the share of distributions, including distributions representing the return of contributions, and the allocation of Profits and Losses (and other items of income, gain, or deduction), to which the Transferring Member would have otherwise been entitled with respect to the Transferring Member's Shares. The transferee shall have no right to participate in the management of the business and affairs of the Company or to become or to exercise any rights of a Member.

8.7 Substitute and Additional Members. Notwithstanding any provision of this Agreement to the contrary, an assignee of a Member may only be admitted as a substitute Member (“Substitute Member”) upon the consent of the Board. Notwithstanding the foregoing, an assignee of Shares assigned by a Member that is also a Manager may only be admitted as a Substitute Member on the written consent of a Majority in Interest of the non-transferring Members, which may be withheld in the Members' sole and absolute discretion. The Company shall not issue additional Shares without the written consent or approval of the Board and the Series A Preferred Members as set forth in Section 4.2 (if applicable).

8.8 Distributions on Withdrawal. Upon the occurrence of an Event of Withdrawal with respect to a Member, the withdrawn Member shall not be entitled to receive a withdrawal distribution, but the withdrawn Member (or the withdrawn Member's personal representatives, successors, and assigns) shall be entitled to receive the share of distributions, including distributions representing a return of Capital Contributions, and the allocation of Profits and Losses, to which the withdrawn Member otherwise would have been entitled if the Event of Withdrawal had not occurred, during the continuation of the business of the Company and during and on completion of winding up. If the Event of Withdrawal violated this Agreement, the distributions paid to the withdrawn Member shall be offset by any damages suffered by the Company or its Members as a result of the Event of Withdrawal.

Section IX

Dissolution and Termination

9.1 Dissolution.

9.1.1 Events of Dissolution. The Company will be dissolved upon the occurrence of any of the following events:

9.1.1.1 Upon the written consent of a Majority in Interest of the Members;

9.1.1.2 Upon the entry of a decree of dissolution under Section 29-785 of the Act or an administrative dissolution under Section 29-786 of the Act;

9.1.1.3 Upon the sale or other disposition of all or substantially all of the Company's assets and receipt by the Company of the proceeds therefrom; or

9.1.1.4 Upon the occurrence of an Event of Withdrawal of the last remaining Member, unless within 90 days all assignees of Shares in the Company consent in writing to admit at least one Member pursuant to A.R.S. Section 29-731(B)(4) to continue the business of the Company.

9.2 Distributions and Other Matters. The Company shall not terminate until its affairs have been wound up and its assets distributed as provided herein. Promptly upon the dissolution of the Company, the Board shall cause a Notice of Winding Up to be executed and filed with the Arizona Corporation Commission in accordance with Section 29-781 of the Act, and the Board shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, or distribute the Company's assets in kind, as follows and in the following order:

9.2.1 Ordinary Debts. To payment of the debts and liabilities of the Company, including debts owed to Interest Holders or Managers, in the order of priority provided by law; provided that the Company shall first pay, to the extent permitted by law, liabilities with respect to which any Interest Holder or Manager is or may be personally liable;

9.2.2 Reserves. To the setting up of such reserves as the Board may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company business; and

9.2.3 Distributions. The balance of the proceeds shall be distributed to the Interest Holders in accordance with Section 5.5, as applicable, but in any event, in accordance with the positive balance in their Capital Accounts, determined as though all of the Company assets were sold for cash at their fair market value as of the date of distribution. Any such distributions shall be made in accordance with the timing requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

9.3 Deficit Capital Accounts. Notwithstanding anything to the contrary in this Agreement, if any Interest Holder's Capital Account has a deficit balance (taking into account all contributions, distributions, and allocations for the year in which a liquidation occurs), the Interest Holder shall not be obligated to make any contribution to the capital of the Company and the negative balance of such Interest Holder's Capital Account shall not be considered a debt owed by the Interest Holder to the Company or to any other person for any purpose whatsoever.

9.4 Rights of Interest Holders—Distributions of Property. Except as otherwise provided in this Agreement, each Interest Holder shall look solely to the assets of the Company for the return of his or her Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company. No Interest Holder shall have priority over any other Interest Holder for the return of its, his or her Capital Contributions, distributions, or allocations.

9.5 Articles of Termination. When all the assets of the Company have been distributed as provided herein, the Board shall cause Articles of Termination to be executed and filed as required by the Act.

Section X

Other Interests of an Interest Holder or a Manager

10.1 Other Interests Permitted. Subject to the covenants and restrictions set forth in Section 10.2 below, any Interest Holder or any Manager may engage in or possess interests in other business ventures of every nature and description, independently or with others. Neither the Company nor any Interest Holder or Manager shall have any right to any independent ventures of any other Interest Holder or Manager or to the income or Profits derived therefrom. The fact that an Interest Holder or a Manager, a member of his or her Family, or an Affiliate is employed by, or owns, or is otherwise directly or indirectly interested in or connected with, any person, firm, or corporation employed or retained by the Company to render or perform services, including without limitation, management, contracting, mortgage placement, financing, brokerage, or other services, or from whom the Company may buy property or merchandise, borrow money, arrange financing, or place securities, or may lease real property to or from the Company, shall not prohibit the Company from entering into contracts with or employing that person, firm, or corporation or otherwise dealing with him or it, and neither the Company nor any of the Interest Holders or Managers as such shall have any rights in or to any income or Profits derived therefrom provided that the transaction or agreement is approved as provided in Section 6.4.

10.2 Non-Competition/Non-Disclosure/Non-Solicitation Provisions.

10.2.1 Acknowledgments by Members. All of the Members acknowledge that each Member will occupy a position of trust and confidence in the Company and will become familiar with the following, any and all of which constitute “Confidential Information” of the Company:

10.2.1.1 Any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of the Arizona Trade Secrets Act;

10.2.1.2 Any and all information concerning the businesses and affairs of the Company, which includes historical financial statements, financial projections and budgets, historical and budget sales, capital spending, budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

10.2.1.3 Any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company.

The Members agree that the provisions of this Section 10.2 are reasonable and necessary to protect and preserve the Company's business activities and the Company would be irreparably if any of the Members were to breach such covenants set forth herein.

10.2.2 Confidential Information. The Members acknowledge and agree that all Confidential Information known or obtained by each Member, whether before or after the date hereof, is the property of the Company. Therefore, each Member agrees that it will not, at any time, disclose to any unauthorized persons, or use for his or her own account or for the benefit of any third party, any Confidential Information, whether the Member has such information in Member's memory or embodied in writing or other physical form, without the Board’s written consent, unless and to the extent that such information ceases to be Confidential Information because it is or it becomes generally known to and available for use of the public other than as a result of the Member's fault or the fault of any other person bound by a duty of confidentiality to the Company. Each Member agrees to deliver to the Company all documents, memoranda, notes, plans, records, reports, and any other documentation, models, components, devices, or computer software or hardware, whether embodied in a disc or in other form (and all copies of all of the foregoing) relating to the business, operations or affairs of the Company and any other Confidential Information that the Member may possess or have under the Member's control at such time as the Member withdraws from the Company.

10.2.3 Preferred Member’s Non-Compete and Non-Solicitation Covenants. During the period commencing on the date hereof and continuing until the Option expires or is terminated, Preferred Member agrees that it will not, without the approval of the Board, make any investment in, or enter into any sales contract with, any entity whose revenues from the sales of hosted IP PBX services to businesses via direct sales in the states of Colorado, Minnesota, or Oregon represent 8% or more of such entity’s revenues. Preferred Member also agrees that, (i) except pursuant to the exercise of the Option, during the time it is a member of the Company and for one year after its withdrawal as a member of the Company, Preferred Member will not, directly or indirectly, either for itself or for any other person, induce or attempt to induce any employee or independent contractor of the Company to leave the employ or services of the Company and (ii) during such time as a representative of Preferred Member serves on the Board and for one year after Preferred Member ceases to have a representative serving on the Board, Preferred Member will not, for the purpose of selling hosted IP PBX services to businesses in Colorado, Minnesota, or Oregon, solicit business from any person or entity that is a customer of the Company on, or that was a customer of the Company within six (6) months before, the date on which Preferred Member ceases to have a representative on the Board.

10.2.4 Founders’ Non-Compete and Non-Solicitation Covenants.

10.2.4.1. Each of Mr. Menard, Mr. Paulsen, and Mr. Sheesley (each a “Founder” and collectively, the “Founders”) agrees that during the period of such Founder’s employment with the Company and for one year after termination thereof, such Founder will not:

(i) recruit or solicit, offer employment to, or employ, any person who is an employee or independent contractor of the Company on, or was an employee or independent contractor of the Company within six (6) months before, the date of termination of such Founder’s employment with the Company, or

(ii) work for, or solicit or accept business from, any person or entity that is a customer of the Company on, or was a customer of the Company within six (6) months before, the date of termination of such Founder’s employment, or

(iii) compete with the Company anywhere in the United States in the business of hosted IP PBX services for businesses.

10.2.4.2. Each Founder agrees that he will not engage in the activities prohibited in clauses (i), (ii) and (iii) above, directly or indirectly (by being associated with any person or entity as owner, partner, employee, agent, consultant, director, officer, stockholder (other than as the owner of less than 2% of the outstanding stock of a publicly-traded corporation) or in any other capacity or manner whatsoever). If a Founder violates any restriction contained in this Subsection 10.2.4, the period of restriction shall be extended until a period of one year has expired without any violation. The provisions of clauses (i), (ii) and (iii) above will terminate effective immediately upon either (a) the exercise of the Option, if the Founder is not offered continued employment with the Company (or a successor entity) or if such Founder’s employment has a material reduction in responsibilities, compensation or quantity of direct reports within the Company compared to the employment terms in effect immediately prior to the exercise of the Option; or (b) termination of such Founder’s employment with the Company (or a successor entity) following the exercise of the Option, either by the Company (or the successor entity) without “cause” or by the Founder following a material decrease in such Founder’s employment responsibilities, compensation or the quantity of his direct reports.

10.2.5 Elliott’s Non-Compete and Non-Solicitation Covenants.

10.2.5.1 Mr. Isaac Elliott agrees that during the period he provides part-time consulting services to the Company and for one year after termination thereof, he will not recruit or solicit, offer employment to, or employ, any person who was an employee or independent contractor of the Company on, or within six (6) months before, the termination of his engagement with the Company.

10.2.5.2 If Mr. Elliott violates any restriction contained in this Subsection 10.2.5, the period of restriction shall be extended until a period of one year has expired without any violation. The provisions of this Subsection 10.2.5 will terminate effective immediately upon either (a) the exercise of the Option, if Mr. Elliott is not offered continued engagement with the Company (or a successor entity) or if such engagement has a material reduction in responsibilities, compensation or quantity of direct reports within the Company compared to the engagement terms in effect immediately prior to the exercise of the Option; or (b) termination of Mr. Elliott’s engagement with the Company (or a successor entity) following the exercise of the Option, either by the Company (or the successor entity) without “cause” or by Mr. Elliott following a material decrease in Mr. Elliott’s responsibilities, compensation or the quantity of his direct reports.

10.2.5.3 In addition, if at any time during Mr. Elliott’s engagement with the Company, Mr. Elliott is offered the opportunity to be employed by, or consult to, or serve as an officer or director or advisory board member to, any person or entity that competes with the Company directly or indirectly anywhere in the United States in the business of hosted IP PBX services for businesses and Mr. Elliott plans to accept such offer, Mr. Elliott shall provide prompt notice to the Company of such fact, whereupon the Company may remove Mr. Elliott from the Board, or as an officer, or may otherwise restrict Mr. Elliott’s access to confidential and proprietary information of the Company.

10.2.5.4. In the event Mr. Elliott commences working more than 35 hours per week for the Company, the provisions of this Subsection 10.2.5 shall terminate and Mr. Elliott shall be subject to the restrictions of subsection 10.2.4 as if he were a “Founder” subject to the restrictions of Subsection 10.2.4.

10.2.6 Remedies. If any Member breaches any of the provisions of this Section 10.2, the Company will be entitled to all of the following remedies:

10.2.6.1 The Company will be entitled to offset any and all amounts then-owing by the Company to the withdrawing Member against any damages resulting from the Member’s violation of this Section 10.2.

10.2.6.2 The Company will have rights to damages and any rights to obtain injunctive or equitable relief to restrain any breach or threatened breach of this Section 10.2, or otherwise to specifically enforce the provisions of this Section 10.2, it being understood that money damages alone would be inadequate to compensate the Company and the remaining Members for such breach.

10.2.6.3 The rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section XI

Indemnity

11.1 Indemnity Rights. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Manager, Interest Holder, any Affiliate of a Manager or an Interest Holder, any shareholders, members, partners, employees, directors, officers, managers, representatives or agents of a Manager or Interest Holder or their respective Affiliates, or any employee or agent of the Company or its Affiliates (the “Covered Person”) who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of its, his or her actions or omissions performed or omitted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, or by reason of its, his or her actions or omissions performed or omitted in good faith while serving at the request of the Company as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person, against expenses, including reasonable attorneys' fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by it, him or her in connection with such action, suit, or proceeding; provided that the acts of such Covered Person were not committed with fraud, gross negligence or willful misconduct, and, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his or her conduct was unlawful; provided further, that, any indemnity under this Section 11.1 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability or any obligation to make any Capital Contribution on account thereof. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or its equivalent, shall not, in and of itself, create a presumption that the Covered Person acted with gross negligence or willful misconduct, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

11.2 Notice and Defense. Any Covered Person who is or may be entitled to indemnification hereunder shall give timely written notice to the Board that a claim has been or is about to be made against it, him or her, shall permit the Company to defend it, him or her through legal counsel of the Company’s own choosing, and shall cooperate with the Company in defending against the claim. The Board (or, in the event a Manager is seeking indemnity, a majority of the other Managers), shall have the sole power and authority to determine the terms and conditions of any settlement of the claim.

11.3 Expenses. The to the fullest extent permitted by applicable law, the Company shall advance from time to time expenses (including reasonable attorneys’ fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.1.

11.4 Other Sources. The indemnification provided for herein shall apply only in the event, and to the extent that, the Covered Person is not entitled to indemnification, or other payment, from any other source (including insurance), and the Company's indemnity obligations hereunder shall be in excess of any indemnification or other payment provided by such other source.

11.5 Survival. The indemnification provided for herein shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the successors, heirs, executors, and administrators of such Covered Person.

Section XII

Miscellaneous

12.1 Notices. Any notice, demand, offer, or other communication which any person is required or may desire to give to any other person shall be delivered in person or by United States mail, facsimile, or overnight or next-day delivery service. If mailed, such notice shall be deemed to be delivered two (2) days after deposited in the United States mail, postage prepaid, addressed to the person at his or her address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the Person which has been supplied by such Person and identified as such Person's facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next business day after deposit with the delivery service addressed to the Person at its, his or her address as it appears on the books of the Company.

12.2 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

12.3 Partial Invalidity. The invalidity of any portion of this Agreement will not affect the validity of the remainder hereof.

12.4 Governing Law; Parties in Interest. This Agreement will be governed by and construed according to the laws of the State of Arizona without regard to conflicts of law principles, and it will bind and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties.

12.5 Amendment. This Agreement may only be amended, restated, or revoked by the consent of a Majority in Interest of the Members.

12.6 Execution in Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

12.7 Titles and Captions. All article, section, or paragraph titles or captions contained in this Agreement are for convenience only and are not deemed part of the context thereof.

12.8 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the Person or Persons may require.

12.9 Waiver of Action for Partition. The Board and each of the Interest Holders irrevocably waives any right that it, he or she may have to maintain any action for partition with respect to any of the Company Property.

12.10 Entire Agreement. This Agreement contains the entire understanding among the parties, and supersedes any prior understandings and agreements between or among them with respect to the subject matter hereof.

12.11 Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or a Manager, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

Section XIII

Arbitration

If the parties are unable to resolve any dispute arising out of this Agreement either during or after its term informally, including the question as to whether any particular matter is arbitrable, the parties agree to submit the matter to binding arbitration. In the event the parties have not agreed upon an arbitrator within twenty (20) days after a party has demanded arbitration, a party may file a demand for arbitration with the Denver regional office of the American Arbitration Association (“AAA”), and a single arbitrator shall be appointed in accordance with the then existing Commercial Arbitration Rules of the AAA. Discovery may be conducted either upon mutual consent of the parties, or by order of the arbitrator upon good cause being shown. In ruling on motions pertaining to discovery, the arbitrator shall consider that the purpose of arbitration is to provide for the efficient and inexpensive resolution of disputes, and the arbitrator shall limit discovery whenever appropriate to insure that this purpose is pre-served. The dispute among the parties shall be submitted for determination within sixty (60) days after the arbitrator has been selected. The decision of the arbitrator shall be rendered within thirty (30) days after the conclusion of the arbitration hearing. The decision of the arbitrator shall be in writing and shall specify the factual and legal basis for the decision. Upon stipulation of the parties, or upon a showing of good cause by a party, the arbitrator may lengthen or shorten the time periods set forth herein for conducting the hearing or for rendering a decision. The decision of the arbitrator shall be final and binding upon the parties. Judgment to enforce the decision of the arbitrator, whether for legal or equitable relief, may be entered in any court having jurisdiction thereof, and the parties hereto expressly and irrevocably consent to the jurisdiction of the Colorado Courts for such purpose. The arbitrator shall conduct all proceedings pursuant to the then existing Commercial Arbitration Rules of the AAA, to the extent such rules are not inconsistent with the provisions of this Section XIII. The Uniform Rules of Procedure Arbitration shall not apply to any arbitration proceeding relating to the subject matter or terms of the documents. In the event a dispute is submitted to arbitration pursuant to this Section, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the arbitrator. Each of the parties shall keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable law or regulation.

Section XIV

Agreement of Spouses of Members

By executing this Agreement, the spouse of each Interest Holder acknowledges and consents to the terms and conditions of this Agreement and agrees, for himself or herself and for the community of himself and herself and the Interest Holder, to be bound hereby. Each spouse of an Interest Holder, for himself or herself and the community of which he or she is a member, hereby irrevocably appoints the Interest Holder as attorney-in-fact with an irrevocable proxy coupled with an interest to vote on any matter to come before the Members or to agree to and execute any amendments of this Agreement without further consent or acknowledgment of the spouse and to execute proxies, instruments, or documents in the spouse's name as may be required to effect the same. This power of attorney is intended to be durable and shall not be affected by disability of the spouse.

IN WITNESS WHEREOF, the Managers and Members have executed this Second Amended and Restated Operating Agreement, effective as of the date first set forth above.

MANAGERS:

/s/ Issaac Elliott
ISAAC ELLIOTT

/s/ Anthony E. Sheesley
ANTHONY E. SHEESLEY

/s/ Robert Allan Paulsen
ROBERT ALLAN PAULSEN

/s/ Gregory Thomas Menard
GREGORY THOMAS MENARD

/s/ Frank Manning
FRANK MANNING

COMMON MEMBERS:	SPOUSES OF COMMON MEMBERS:

/s/ Isaac Elliott	/s/ Kimberly Elliott
ISAAC ELLIOTT	KIMBERLY ELLIOTT

/s/ Anthony E. Sheesley	/s/ Natalia A. Sheesley
ANTHONY E. SHEESLEY	NATALIA A. SHEESLEY

/s /Robert Allan Paulsen	/s/ Kristin Kuelthau Paulsen
ROBERT ALLAN PAULSEN	KRISTIN KUELTHAU PAULSEN

/s/ Gregory Thomas Menard	/s/ Melinda Menard
GREGORY THOMAS MENARD	MELINDA MENARD

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PREFERRED MEMBERS:

ZOOM TECHNOLOGIES, INC.

By: /s/ Frank B. Manning
Name: Frank B. Manning Title: Chief Executive Officer

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